EXHIBIT 99.3

                            FORM LETTER TO CUSTOMERS
                            ------------------------



Dear (Customer):


     Transport Corporation of America announced today that we have signed a merger agreement to be acquired by an affiliate of Minneapolis-based private equity investment firm Goldner Hawn Johnson & Morrison Incorporated. Transport America's Board of Directors approved the transaction through a special committee of all its independent directors. The transaction is subject to the approval of shareholders and should be completed in the first quarter of 2006.

     Goldner Hawn Johnson & Morrison has an excellent record of success with the businesses they have invested in, and we at Transport America are excited about the opportunity to grow and prosper as part of their organization. Upon completion of the merger, Transport America will continue to operate as a private company under the direction of the same management team with the same group of dedicated employees. In short, it will be "business as usual".

     All of us at TCAM value the strong business relationship we have developed with the entire (customer) organization. You can be assured we are more committed than ever to continue to build and expand our partnership; and with this merger, we will be well positioned for future growth.

     A member of our management team will contact you very soon to answer any questions you may have, or feel free to call me at 651-686-2501. Thank you for your continued support. We look forward to the future.

Sincerely,



Michael J. Paxton
Chairman, President and CEO

MJP/jml